Issued July 2002
Compliance - Guidelines for Individuals


                                                                Exhibit 99(p)(2)
Framlington Overseas Investment Management Limited


                                    SECTION 2




                                 Code of Ethics

Issued July 2002
Compliance - Guidelines for Individuals                           Code of Ethics


                                 CODE OF ETHICS

This Section covers three areas -

     1. Personal account dealing (specifically that staff are not utilising price sensitive information not in the public domain).

     2.   Insider dealing.

     3.   Gifts and Entertainment.

Together with FSA obligations these areas coincidentally constitute a "Code of Ethics" under relevant SEC requirements. In particular, the personal account dealing section incorporates and takes account of formal SEC requirements and recommendations for the procedures of staff carrying out personal investment transactions and specifically takes account of prohibitions relating to "affiliated persons"* of Framlington.

-  to employ any device scheme or artifice to defraud

- to make any untrue statement of material fact or knowingly to refrain from making such a statement where not to do so would itself result in a misleading impression being created

- to engage in any act, practice or course of business that might reasonably be expected to result in fraud deceit or other dishonest practice in relation to the fund

- to engage in market abuse or other manipulative practice in relation to funds under management by Framlington.

*"Affiliated Persons" are defined for the avoidance of doubt as

a) any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person;

b) any person 5 per centum or more of whose outstanding voting securities are directly by such person indirectly owned, controlled, or held with power to vote, by such other person;

c) any person directly or indirectly controlling, controlled by, or under common control with, such other person;

Issued July 2002
Compliance - Guidelines for Individuals                           Code of Ethics

d) any officer, director, partner, co-partner, or employee of such other person;

e) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and

f) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

See also "Connected Person" as explained on page 31.

Issued July 2002
Compliance - Guidelines for Individuals              Personal Dealing Procedures

                           PERSONAL DEALING PROCEDURES

As part of your contract of employment with Framlington, you undertake to comply with these procedures. Any failure to comply with them may result in disciplinary action, and any deliberate attempt to avoid or circumvent these rules will incur disciplinary action and may result in immediate dismissal without notice on the grounds of "Gross Misconduct".

PURPOSE OF THE RULES

Framlington's business consists of managing investments for clients. The activities of individuals in managing their own investments, therefore, may involve conflicts of interest with client activity. These rules, therefore, exist to help the firm and individuals to manage those conflicts to ensure that neither Framlington nor the individual can be criticised for any actual or perceived conflict of interest.

The rules are based on the premise that the interests of Framlington's clients are placed ahead of the interests of Framlington itself, and the interests of Framlington are placed ahead of its directors and employees.

This formal set of rules is a requirement of both the UK and the US regulatory agencies.

WHO IS COVERED BY THE RULES?

These rules apply equally to all directors and employees of Framlington Investment Management Limited, Framlington Overseas Investment Management Limited, Framlington Unit Management Limited. They also apply to "Connected Persons" of those directors and employees. A Connected Person is anyone connected with the relevant director or employee by reason of a domestic or business relationship through which the director or employee has or might reasonably be expected to have stock-specific influence over that person's judgement in the purchase or sale of investments.

For the purposes of SEC regulations an Affiliated Person (see above) includes a Connected Person.

These rules also apply to directors and employees if they are dealing as a personal representative of an Estate or as a Trustee of a Trust, unless the Estate or Trust relies solely on the advice of another person.

WHAT INVESTMENTS ARE COVERED BY THE RULES?

Restrictions on personal account dealing apply to transactions in all stocks and shares, debentures including debenture stock, loan stock, bonds and convertible bonds,

Issued July 2002
Compliance - Guidelines for Individuals              Personal Dealing Procedures

Government and municipal securities, warrants, options, futures and contracts for differences. They also apply to spread betting on individual investments or indices. Acceptance of takeover offers and rights issues, and conversion of warrants do not need prior approval but should be notified without delay so that the Compliance Department's records can be kept up to date.

The rules do not apply to investments in open-ended collective investment schemes such as unit trusts, mutual funds or open ended investment companies, and the purchase of life policies.

You should note, in particular, that the rules will restrict investment in the closed-end investment trusts and investment companies operated by Framlington. They also apply to all new issues and private placements. Even where major government privatisations are concerned, staff must assume that any application requires prior approval under the normal procedures unless a specific waiver has been granted.

RESTRICTED LIST

The Compliance Department maintains a "restricted list". This is in two parts: a "stop list" indicating securities which may not be purchased in the exercise of discretion either for clients or for individuals under any circumstances; and a "refer list" containing stocks which may not be dealt without specific approval from the Compliance Officer or his Deputy.

WHEN WILL APPROVAL BE REFUSED?

Approval will be automatically refused for any dealing in:-

1.   Any security on the "stop list".

2. Any security which is currently being purchased or sold for one or more clients. Where an employee wishes to deal in the opposite direction to the client transaction - ie. client buys and employee sells or client sells and employee buys - the employee must wait 7 calendar days (6 clear days) to remove any suggestion that the employee might benefit from any market effect of the client trade. Employees may not deal in the 7 calendar days before an order is placed for a client fund. Permission will not be given for any dealing if it is known that a client order is in contemplation. Where permission to deal is given and a subsequent decision to deal for clients within 7 calendar days is taken, that fact will be reported to the Compliance Committee which will consider whether the employee concerned should disgorge any profit made on the transaction.

Issued July 2002
Compliance - Guidelines for Individuals              Personal Dealing Procedures

3. If the employee has dealt in a stock and then deals in the opposite direction within 60 calendar days, any profits realised on such short term trading may have to be surrendered unless otherwise agreed by the Compliance Committee. For the avoidance of doubt, broker credit facilities used to purchase securities and repaid within 60 days by a sale of the relevant security, and spread bets on financial instruments, are not exempt from these provisions.

OTHER RESTRICTIONS

By asking to deal, an employee is warranting that he/she:-

1. is not breaking any law, specifically any regulations concerned with "Insider Dealing";

2.   is not breaching the house rules; and

3.   that they can settle the transaction on demand.

EXEMPTIONS

Consideration will be given on a case by case basis by the Compliance Officers to exclude individual arrangements under which a third party has full discretion over the management of the portfolio. Exemption will only be granted in these circumstances if the individual concerned is not consulted or pre-advised of any investment decision taken by the investment manager. The individual will also have to arrange for that investment manager to provide regular reports to the Compliance Department of the content of, and transactions in, their portfolio. The Compliance Department will arrange for appropriate disclosure by letter. A precedent is set out on page 44 of this booklet.

APPROVAL PROCEDURE

No security may be purchased without prior consent obtained under the following procedure.

Stage 1

Central dealers must confirm that there is no open order in existence for any client in the security in question. Central Dealers will also confirm that the stock does not appear on either the stop or refer lists. If the stock appears on the stop list approval will automatically be refused. If the stock appears on the refer list, the Central Dealers will annotate that fact.

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Issued July 2002
Compliance - Guidelines for Individuals              Personal Dealing Procedures

Stage 2

The second stage approval must come from the relevant fund manager, or his/her nominated deputy, concerned with the security in question. The relevant fund manager will confirm, having consulted other fund managers as necessary, that there is no activity in the stock under consideration or related stock for any client fund. If activity is under consideration, the application will automatically be refused. In these circumstances, the individual may reapply once the client activity has ceased, but will have to bear in mind the timing restrictions noted above.

Stage 3

The final approval will come from the Compliance Officer or his nominated deputy. The Compliance Officer or his nominated deputy may refuse approval for a transaction if stock is on the refer list and he considers that an actual or perceived conflict of interest might arise out of the personal transaction. He may also refuse permission if the transaction would breach the 60 day rule noted above.

Once signed-off, the Compliance Officer or his nominated deputy will return the form to the applicant. Approval, once given, is valid until the close of the next business day. If, for any reason, an applicant is unable to transact an approved deal within the permitted time frame, they must reapply for permission. As far as transactions by post are concerned, for instance, for PEP/ISA transactions or corporate actions, the individual must ensure that the instruction is posted within the time limit given; it is not, however, expected that the broker or company concerned will necessarily act on the instruction within the time limit. This will also be the case for the take up of Initial Public Offers (IPOs).

The applicant is required to complete the final section of the form under which they confirm, a) that the order was dealt as approved, or b), that the order was not transacted.

BROKERAGE ACCOUNTS

All personal dealings must be transacted through a broker of the individual's choice. The Compliance Officers will request that the broker will send duplicate copies of all contract notes to them relating to transactions of the individual or of any connected person. Individuals should therefore ensure that brokerage arrangements are properly established before they request permission to deal.

Issued July 2002
Compliance - Guidelines for Individuals              Personal Dealing Procedures

DISCLOSURE

All officers and employees are required to disclose all personal securities holdings upon commencement of employment with a Group company and in any event within 10 days of commencement of employment and quarterly thereafter. The format of such reports is prescribed and a proforma is exhibited at page 37. The Compliance Department monitors permissions granted against reports of transactions submitted by brokers. Any discrepancy between brokers reports and permissions granted will be investigated and individuals are required to co-operate in explaining any transactions for which prior approval cannot be evidenced.

MONITORING

When such reports are received the Compliance Officer shall establish that no conflict with funds under management exists and that all future acquisitions disposals pledges or other connected transactions do not conflict with Framlington's fiduciary obligations. Detailed monitoring procedures setting out the Compliance monitoring arrangements are contained in a separate procedures manual, and are kept under review consistent with regulatory requirements and relevant "Best practice" proportionate to risk.

A full audit trail including original consents, waivers and relevant qualifications is maintained consistent with regulatory requirements and Framlington's Document Retention Policy as amended from time to time.

Issued July 2002
Compliance - Guidelines for Individuals              Personal Dealing Procedures

Memorandum

To:       Jonathan Eadie

From:

SUBJECT:  Compliance:  Guidelines for Individuals


I confirm I have received a copy of the handbook "Compliance Guidelines for Individuals". I have read and understood the Guidelines and confirm that I will abide by its requirements.

I also understand that compliance with the Guidelines is a term of my contract of employment.

In line with the personal account dealing procedures, I hereby list below the personal dealing accounts that have been opened with my/our broker(s) and enclose a list of the names of all securities held by myself as at the above date.

--------------------------------------------------------------------------------

                         No. of     Original      State Retention Address eg.*
Name of Stock            Shares       Cost        Broker/Bank/Depository
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

I agree with the above and confirm that I have attached my list of holdings/do not currently own any security.
(delete as appropriate)


Signed:  _______________________________                 Date:  _______________


* This is the location address at which the shares or other documents of title are held. Alternatively, the employee's private address.

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Issued July 2002
Compliance - Guidelines for Individuals              Personal Dealing Procedures

-----------------------------------------------------------------------------------------------------
                                    Personal Account Dealing Report
-----------------------------------------------------------------------------------------------------

Employee Name:          ___________________________________       Date:      ________________________

Deal for:         _________________________________________       Time:      ________________________

Relationship:        ______________________________________       Broker:    ________________________

-----------------------------------------------------------------------------------------------------
                                               BUY/SELL
-----------------------------------------------------------------------------------------------------

Name of Security:       ___________________________________       Amount:      ______________________

-----------------------------------------------------------------------------------------------------

Stage 1 - Central Dealer checks
-------

                                    --------------
Stop list                            Y*      N         * Automatic refusal
                                    --------------

                                    --------------
Refer list                           Y       N
                                    --------------

                                    --------------
Outstanding client order             Y*      N
                                    --------------

                                    ------------------------------------------------------------
Client deals within last 7 days           Same direction              Opposite direction *
                                    ------------------------------------------------------------

Signed:______________________________           Date: _________________           Time:______________

-----------------------------------------------------------------------------------------------------

Stage 2 - Fund Manager approval - For list see over
-------

I confirm no conflict with recent, current or prospective client activity.


Signed:______________________________           Date: _________________           Time:______________

-----------------------------------------------------------------------------------------------------

Stage 3 - Compliance Department approval
-------


Signed:_________________________                Date: _________________           Time:______________

                                VALID UNTIL ___________________________

-----------------------------------------------------------------------------------------------------

Compliance comments:



-----------------------------------------------------------------------------------------------------

Confirmation:      I confirm this transaction was executed within time limit.

                   I confirm this transaction was not executed.

Signed:______________________________           Date: _________________           Time:______________

-----------------------------------------------------------------------------------------------------

Issued July 2002
Compliance - Guidelines for Individuals              Personal Dealing Procedures

--------------------------------------------------------------------------------
                         Personal Account Dealing Report
--------------------------------------------------------------------------------


  APPROVAL TO BE OBTAINED FROM:

  UK large cap:                          Richard Peirson / Chris Murphy

  UK small cap:                          Roger Whiteoak / Brian Watson

  US                                     Stephen Kelly / William Calvert

  Healthcare                             Antony Milford

  Europe                                 Mark Hargraves

  Emerging Markets & Asia                Jonathan Asante

  Japan                                  David Mitchinson

  Unquoteds                              Neil Birrell

  Investment Trusts                      Paul Branigan

   IF A RELEVANT FUND MANAGER IS NOT AVAILABLE, APPROVAL SHOULD BE OBTAINED FROM ONE OF THE FOLLOWING:

                                         Neil Birrell

                                         Mike Vogel

                                         Warren Colman


--------------------------------------------------------------------------------

Issued July 2002
Compliance - Guidelines for Individuals                          Insider Dealing

                                 INSIDER DEALING

The Criminal Justice Act 1993 sets out details of various criminal offences relating to the use of inside information.

Inside information is information relating to securities which has not been made public but would be likely to have an effect on the price if it were made public.

It is an offence to deal in securities, or encourage another person to deal, in securities when in possession of inside information, or to disclose inside information otherwise than in the proper performance of your employment.

No person should deal for themselves or the company when in possession of inside information, and such information should not be passed on to others.

Whilst the law relating to insider trading varies across the globe, Framlington has adopted these standards regardless of the nature of the security and country.

If any person believes that they are in receipt of inside information or are compromised by virtue of a close relative being an "insider" this should be reported to the Compliance department and the security will be placed on the Embargo List.

Staff are embraced by restrictive requirements in circumstances where close relatives (typically spouses) and other connected persons eg. related directors and employees themselves become "insiders".

In such circumstances Framlington staff must immediately notify the Compliance Officers confidentially in writing (e-mail should NOT be used for this purpose) and confirm the period during which the close relative remains an "insider".

During such period, the affected security will be admitted to the Framlington "Refer" list (see above) and the situation monitored closely. On no account should the affected security or fact that it has been reported be discussed with anyone other than the Framlington Compliance Officers.

The Embargo List operates to ensure that persons within the Group do not act or appear to act on inside information held by themselves or others connected to them by kinship or employment.

The primary interest is to avoid potential conflicts of interest and avoid potential embarrassment or censure of the individual and the Firm.

Issued July 2002
Compliance - Guidelines for Individuals                      FSA Code of Conduct

                               FSA CODE OF CONDUCT

With effect from "N2" a new enforceable Code of Market Conduct became effective.

Broadly this enables the FSA to take direct enforcement action against anyone (whether or not regulated or authorised) within or without the UK jurisdiction who offends.

The Code is significant as it sits alongside the FSA's existing enforcement powers and supplements these.

It contrasts with the FSA's status as Prosecuting Agency under FiSMA for criminal offences as a lower civil standard of Proof is applied in determining "guilt" for specific offences comprising

..   Issuing misleading statements/creating misleading impressions
..   Market abuse
..   Encouraging others to do so.

A copy of the Code which includes some examples is set out in full as part of the Induction Process for all Central Dealers and Fund Managers.

Issued July 2002
Compliance - Guidelines for Individuals                  Gifts and Entertainment

                             GIFTS AND ENTERTAINMENT

These procedures are designed to ensure that we carry out our business with the highest standards of integrity, so that inducements are neither offered by, nor received by, employees of the Group such that fiduciary obligations are undermined. These guidelines encompass regulatory requirements as well as standards set by the Group.

The guidelines cover various types of gifts or benefits in kind which may be offered to, or received from, any investment business or other agents with which the Group does business. These parties include, but are not restricted to: stockbrokers, intermediaries, consultants, trustees and suppliers of equipment and services.

The definition of gifts and benefits in kind includes invitations to sporting events, the theatre or other social events (whether accompanied by the donor or not) and includes gifts such as champagne, wine and gifts of company goods if more than a de minimis value (see later). Lunches and dinners in the ordinary course of business are excluded.

In order to monitor the gifts received or given, records of these must be completed and submitted in line with these procedures.

PROHIBITIONS

Gifts and entertainment cannot be accepted or given where they are of a value or frequency which can reasonably be expected to influence the recipient or go against the best interest of the customer.

The Compliance department has the right to prevent any employee from accepting or offering any gift or benefit in kind if it is deemed to be inappropriate.

The decision of the Compliance Officers shall be "final" in this regard.

GIFTS/BENEFITS RECEIVED

Each individual is responsible for completing a gifts/benefits form for any gifts received, unless it is considered to be of a de minimis value (valued at under (Pounds)25.00 in total is the current guideline). If you are in any doubt about the value of the gift then it should be declared.

The form should be submitted to your department manager for approval (or where relevant the Compliance Officer). All forms should then be passed to the Compliance Secretary who shall maintain the records.

Issued July 2002
Compliance - Guidelines for Individuals                  Gifts and Entertainment

Where possible prior approval should be obtained (eg. corporate hospitality will normally be advised in advance by invitation).

OFFERING GIFTS/ENTERTAINMENT

Gifts and entertainment should only be offered where they are of a value or a frequency which could not reasonably be expected to influence the professional judgement of the recipient or induce the recipient to act against the best interests of his customer or company.

Gifts or benefits which are in line with normal market practice AND which are valued at under (Pounds)100 in value are subject to normal expense authorisation procedures.

An exception to this is any gift or entertainment given to an IFA (see below).

INDEPENDENT INTERMEDIARIES

The maximum value of gifts given to any one intermediary in any one calendar year must not exceed (Pounds)25 multiplied by the number of individuals within the IFA firm which are authorised to sell investment contracts. In order to monitor this limit, all gifts/benefits in kind and recipients must be recorded on the Gifts/Benefits form and submitted to Compliance. Diaries and calendars are excluded.

This procedure means that "Golf days" or other corporate hospitality must be declared. Any payments we make to assist an IFA with training etc. should also be declared.

In all cases, gifts or benefits valued at over (Pounds)100 must be authorised by the relevant department manager on the appropriate form and then submitted to the Compliance department.

The adherence to these guidelines will be monitored on a regular basis and deviations from these procedures will be reported by exception to the Compliance Committee if this is deemed appropriate. Due to the potential for serious embarrassment to the Group non compliance will be regarded as a serious disciplinary offence.

Issued July 2002
Compliance - Guidelines for Individuals                  Gifts and Entertainment

This report is to be presented to the Compliance Department, at the very latest, within 48 hours of receipt of a gift, or immediately in the case of making a gift, regardless of its value. Please use a separate form for each gift. `Gift' also includes corporate hospitality such as theatre tickets, golf days, sporting events.

                         Gift/Benefit Notification Form




Gift Recipient/Donor in Framlington     ___________________________________

Signature        ___________________________   Date        ________________

Received
--------------------------------------------------------------------------------
Description                                  Estimated Value (Sterling equiv.)



--------------------------------------------------------------------------------
Donor                                        Date Received


Relationship of Donor
--------------------------------------------------------------------------------



Name & signature of Department Head/Investment Director
(as appropriate)



Name:_______________________________     Signature:     ___________________

Donated
--------------------------------------------------------------------------------
Description                                  Value



--------------------------------------------------------------------------------
Recipient                                    Date Given


Relationship of Recipient
--------------------------------------------------------------------------------

Issued July 2002
Compliance - Guidelines for Individuals

Framlington Group Limited
155 Bishopsgate
London EC2M 3XJ



Dear Sir/Madam

Account(s) in the name of:

The above account(s) is/are subject to the Employee Personal Account Dealing Policy of Framlington Group Limited. We are pleased to confirm that the above referenced account(s) may be maintained with you, subject to your confirmation of the following:-

i) that the account(s) is/are managed solely at your discretion and without guidance or direction from the account holder;
ii) you will inform immediately should the full discretionary status of the account change;
iii) that you forward copies of all contract notes and confirmations relating to transactions executed through the account(s) and monthly or other periodic reports to :- "The Compliance Secretary, Compliance Department", at the above address;
iv) the account will not receive terms of business or lines of credit more favourable than you would normally provide to customers of similar standing.

Furthermore, please note that Framlington Group Limited has been authorised and reserves the right to provide instructions to you concerning activity in this account at our employee's expense.

Kindly confirm your agreement to the terms specified above by completing the enclosed copy of this letter.

Yours faithfully,



Compliance Department.



Signed:____________________________________            Date: ___________________
       Account Holder

                                  Confirmation

We confirm receipt of this letter and agree the terms specified above.    Yes/No

We confirm there has/has not been any securities executed through         Yes/No
the above account from [        ] to date

We enclose copies of contract notes and statements from                   Yes/No
[           ] to date.

                                                                              17